Exhibit 10.1

LEASE

THIS LEASE, dated as of the 3rd day of April 2025 (the “Effective Date”), is entered into by and between ALBANY ROAD-BRECK EXCHANGE LLC, a Delaware limited liability company (“Landlord”), and Applied Optoelectronics, Inc., a Delaware corporation (“Tenant”).

1.Premises. Landlord does hereby rent and lease to Tenant, and Tenant does hereby rent and hire from Landlord, the Premises described in the Lease Summary.

2.Term; Commencement Date; Extension Option.

(a)The Term shall commence on the Commencement Date and shall continue until the Expiration Date, unless sooner terminated or extended as provided hereinafter.

(b)The “Commencement Date” shall be the earlier of (i) the day immediately following the Substantial Completion Date, as defined in the Work Letter attached hereto as Exhibit C (the “Work Letter”); and (ii) the date that Tenant commences to operate its business in the Premises. Following the Commencement Date, within fifteen (15) days of written request by Landlord, Tenant shall execute a letter confirming the Commencement Date, Base Rent schedule, the Expiration Date and other matters requested by Landlord, but Tenants failure to execute such letter shall not delay the Commencement Date hereunder.

(c)Tenant shall have the right and option, which said option shall not be severed from this Lease or separately assigned, mortgaged or transferred, at its election, to extend the Term for one (1) additional period of five (5) years (the “Renewal Term”), commencing upon the expiration of the Term, provided that (a) Landlord shall receive written notice from Tenant of the exercise of its election at least twelve (12) months prior to the expiration of the Term but no sooner than fifteen (15) months prior to the expiration of the Term, (b) no default of Tenant shall exist at the time of Landlord’s receipt of such notice and at the expiration of the Term; and (c) the original Tenant named in this Lease or any transferee pursuant to an assignment permitted thereunder or approved by Landlord is itself occupying the entire Premises both at the time of giving the notice and at the commencement of the Renewal Term. Notwithstanding the foregoing, in the event that any Rent is not paid by Tenant within five (5) business days of its due date more than two (2) times during any twelve (12) month period during the Term, even if such monetary default had subsequently been cured by Tenant, the extension option set forth herein shall automatically terminate and shall be of no further force and effect. If Landlord shall receive notice of the exercise of the election in the manner and within the time provided aforesaid, the Term shall be extended upon the receipt of the notice without the requirement of any action on the part of Landlord or Tenant, except as may be required in order to determine Base Rent as hereinafter provided. Except for the amount of Base Rent (which is to be determined as hereinafter provided), all the terms, covenants, conditions, provisions and agreements in this Lease contained shall be applicable to the Renewal Term, except that there shall be no further options to extend the Term after Tenant’s exercise of its option hereunder, nor shall Landlord be obligated to make or pay for any improvements to the Premises nor pay any inducement payments of any kind or nature. Landlord hereby reserves the right, exercisable by Landlord in its sole discretion, to waive (in writing) any condition precedent set forth in clauses (a), (b) or (c) above. Time is of the essence with respect to the exercise of the option contained herein. Tenant shall not have the right to give any notice exercising such option after the expiration of the applicable time limitation set forth herein, and any notice given after such time limitation purporting to exercise any such option shall be void and of no force or effect.

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The Base Rent payable hereunder for each twelve (12) month period during the Renewal Term shall be adjusted as of the commencement of the Renewal Term so as to equal the then “fair market rent,” as mutually determined by Landlord and Tenant through the process of negotiation, but in no event less than the Base Rent per annum payable with respect to the last twelve (12) months of the initial Term. Notwithstanding anything to the contrary contained herein, however, if for any reason Landlord and Tenant shall not agree in writing upon the “fair market rent” with respect to the Renewal Term at least nine (9) months prior to the commencement thereof, then the fair market rent for the Premises shall be the prevailing market rate at the commencement of such Renewal Term that a new tenant would pay and willing landlord would accept at arm’s length for space in a building of equivalent quality, size, and utility within the market area of the Project, taking into account the length of the applicable Renewal Term and the credit standing of Tenant. The prevailing market rate shall be determined by licensed real estate brokers having at least five (5) years’ experience in the leasing of commercial real estate in the market area of the Project, one such broker to be designated by each of Landlord and Tenant. If either party shall fail to designate its broker by giving notice of the name of such broker to the other party within fifteen (15) days after receiving notice of the name of the other party’s broker, then the broker chosen by the other party shall determine the fair market rent and his determination shall be final and conclusive. The brokers shall make their decisions within ten (10) business days of appointment. In determining fair market rent hereunder, all concessions granted to tenants in the market area of the Project shall be taken into consideration, including, without limitation, free rent, free parking, leasing commissions paid to the tenant’s agent, any tenant improvement allowances, lease assumptions, and moving and other allowances. If the brokers designated by Landlord and Tenant shall disagree as to the fair market rent, but if the difference between their estimates of fair market rent shall be five percent (5%) or less of the greater of the estimates, then the average of their estimates shall be the fair market rent for purposes hereof. If the brokers designated by Landlord and Tenant shall disagree as to the amount of fair market rent, and if their estimates of fair market rent shall vary by more than five percent (5%) of the greater of said estimates, then they shall jointly select a third broker meeting the qualifications set forth above, and his estimate of fair market rent shall be the fair market rent for purposes hereof if it is not greater than the greater of the other two estimates and not less than the lesser of the other two estimates. If said third broker’s estimate is greater than the greater of the other two estimates, then the greater of the other two estimates shall be the fair market rent for purposes hereof; and if the estimate of the third broker shall be less than the lesser of the other two estimates, then the lesser of the other two estimates shall be the fair market rent for purposes hereof. Each of Landlord and Tenant shall pay for the services of its broker, and if a third broker shall be chosen, then each of Landlord and Tenant shall pay for one-half of the services of the third broker.

3.Base Rent.

(a) During the Term, Tenant shall pay annual Base Rent (and all other Rent due and owing by Tenant under this Lease) to Landlord at such place as Landlord shall from time to time designate in writing, such annual Base Rent to be payable in equal monthly installments, as set forth in the chart below. References to numbered “Months” shall mean full calendar months following the Commencement Date.

Period (Months)	Rate per r.s.f.	Annual Base Rent	Monthly Installment of Base Rent
Month 1-12	$15.25	$381,250.00 (calculated on the basis of 25,000 r.s.f. only)*	$31,770.83*
Month 13-24	$15.71	$502,720.00 (calculated on the basis of 32,000 r.s.f. only)*	$41,893.33*
Month 25-36	$16.18	$629,353.46	$52,446.12
Month 37-48	$16.66	$648,024.02	$54,002.00
Month 49-60	$17.16	$667,472.52	$55,622.71
Month 61-72	$17.68	$687,698.96	$57,308.25
Month 73-84	$18.21	$708,314.37	$59,026.20

*As shown in the chart above, provided that no Event of Default (as hereinafter defined) then exists, the Base Rent due for months 1-12 shall be calculated on the basis of 25,000 rentable square feet only and the Base Rent due for months 13-24 shall be calculated on the basis of 32,000 rentable square feet only. The difference between the Base Rent payable during such months in accordance with the chart above and the Base Rent that would have been payable on the entire rentable square footage of the Premises at the rate set forth above for such months is referred to herein as the “Abated Rent.” In no event shall the abatement set forth herein be deemed to reduce or eliminate Tenant’s obligation to pay Tenant’s Share of CAM Charges, Taxes or Insurance or any other amounts due under the Lease other than the Abated Rent as set forth above. If this Lease shall terminate prior to the expiration of the initial Term as a result of an Event of Default by Tenant hereunder, then the then-unamortized portion of the Abated Rent shall become immediately due and payable to Landlord. The foregoing is in addition to, and not in lieu of, any other remedies available to Landlord at law, in equity or otherwise.

(b)All monthly installments of Base Rent shall be payable to Landlord in advance on the first (1st) day of each month during the Term without notice, demand, deduction or set-off. Together with executed copies of this Lease, Tenant shall deliver to Landlord (i) first full month’s installment of Base Rent, and (ii) a security deposit as set forth in Section 5 below.

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Tenant shall timely pay Rent (as hereinafter define) to Landlord (either directly or to its expressly designated agent or designee) in lawful money of the United States of America (thus expressly excluding any non-U.S. currency and excluding any cryptocurrency or similar form of currency), as directed by Landlord in writing, (i) via check, sent to Landlord’s street address provided in this Lease (or such other street address(es) as Landlord may specify hereunder); or, upon Landlord’s written request, (ii) via wire transfer, ACH payment or similar electronic means (“Electronic Remittance”). If Landlord instructs Tenant to remit payments of Rent via Electronic Remittance, then Landlord shall provide Tenant with written instructions therefor from time to time (collectively, “Electronic Remittance Instructions”). Tenant shall continue to remit Rent to Landlord via Electronic Remittance using such Electronic Remittance Instructions unless and until Landlord provides new Electronic Remittance Instructions or notifies Tenant in writing that payments should thereafter be made via check or some other method, as set forth above. Tenant shall remain liable for all Rent owed hereunder, and Tenant shall release and discharge Landlord for any liability for any amounts not properly credited against Tenant’s Rent obligation due to any inaccuracy or mistake made by Tenant in its in use of the Electronic Remittance Instructions. Further, Landlord shall not be responsible or have any liability for any loss of funds caused by (y) the errors and omissions of Tenant’s financial institution, its employees or agents in the processing, transmission or proper crediting of such transmitted funds, or (z) any illegal interference with any such transmission of funds by any third party or parties, including any criminal or tortious activities by such party or parties, and the foregoing shall not constitute a default by Tenant but shall not relieve Tenant of its obligation to pay Rent in accordance with this Lease. Rent due pursuant to this Lease and remitted via Electronic Remittance shall be deemed received only when Landlord or its designated agent actually receives such funds in its designated account.

(c)All charges payable by Tenant under the terms of this Lease other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, all Additional Rent shall be paid concurrently with each monthly installment of Base Rent. The term “Rent” shall mean Base Rent and Additional Rent. All payments of Rent shall include sales and use tax in accordance with applicable law. All Rent due and owing by Tenant under this Lease shall be paid by Tenant to Landlord without deduction, set off or abatement.

(d)Tenant’s obligation to pay the Rent due and owing by Tenant under this Lease during the Term hereof shall survive the expiration or earlier termination of this Lease.

(e)Any installment of Rent due and owing by Tenant under this Lease not received by Landlord within five (5) calendar days of the due date therefor shall be subject to a late charge in an amount equal to the greater of (i) $100.00, or (ii) five percent (5%) of the amount due as agreed liquidated damages, and interest on the unpaid balance at a rate of 18% per annum thereafter until paid in full, for each and every full or partial calendar month that said amount remains unpaid (but in no event shall the amount of such late charge and interest exceed an amount based upon the highest legally permissible rate chargeable at any time by Landlord under applicable law). In the event Tenant makes a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid interest and late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in inverse order of their maturity. Acceptance by Landlord of a payment in an amount less than that which is currently due shall in no way affect Landlord’s rights under this Lease and in no way be an accord and satisfaction.

4.Common Costs. In addition to the Base Rent, Tenant shall pay to Landlord, as Additional Rent, the amounts described in Section 4(a), Section 4(b), Section 4(c) and Section 4(d) below:

(a)Taxes.

(i)During the Term, Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Share of the aggregate amount of Taxes paid by Landlord for the Project, as provided in Section 4(d) below. The term “Taxes” shall include every type of special and general tax and/or charge imposed or assessed against the Project, or any part thereof, or upon the operation of the Project, or any part thereof, including, but not limited to, ad valorem taxes, special assessments and governmental charges, excepting only income taxes imposed upon Landlord. Reasonable expenses incurred by Landlord in obtaining or attempting to obtain a reduction of any Taxes shall be added to and included in the amount of Taxes.

(ii)If at any time during the Term of this Lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any Taxes levied, assessed, or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the Rent received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such Rent for the Building, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term Taxes for the purposes hereof.

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(iii)Tenant shall pay, or cause to be paid, before delinquency any and all taxes and assessments levied or assessed during the Term of this Lease upon all improvements installed by Tenant in the Premises, Tenant’s other leasehold improvements, equipment, furniture, fixtures and any other personal property located on the Premises. In the event any or all of said improvements, Tenant’s other leasehold improvements, equipment, furniture, fixtures and other personal property shall be assessed and taxed with the Premises or the Project, Tenant shall pay to Landlord its share of such taxes and assessments within ten (10) calendar days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes and assessments attributable to the above property.

(b)Insurance Costs. During the Term, Tenant shall pay to Landlord an amount equal to Tenant’s Share of the aggregate amount of the Insurance Costs, as provided in Section 4(d) below. The term “Insurance Costs” shall mean the cost of all insurance maintained by Landlord for the Project, including all fire and extended casualty insurance and all liability coverage on the grounds, sidewalks, driveways, parking areas, and any other exterior or interior areas of the Project, together with such other insurance protections, including, but not limited to, rental insurance, as are from time to time obtained by Landlord. Insurance Costs shall also include any deductible amount paid by Landlord in connection with any insured loss.

(c)CAM. During the Term, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of all common area electrical, grounds maintenance charges, property management costs, security services and other common area charges and expenses for the Project (the “CAM Charges”), as provided in Section 4(d) below. The term “grounds maintenance” shall include, without limitation, all landscaping, planting, lawn and grounds care, all improvements to the grounds and other common areas adjacent to the Premises and to all sidewalks, driveways, loading areas and parking areas. CAM Charges include, but are not limited to, the costs and expenses incurred for the following: gas, steam and any other fuel; water and sewer; heating; air conditioning; ventilation; cleaning; window washing (interior and exterior); pest control; trash and garbage removal (including dumpster rental), if any; porter and matron service; protection and security; common areas decorations; repairs, maintenance, and alteration of common areas; assessments paid to property owners’ associations; painting of non-tenant areas; repairs, maintenance, replacements, and improvements that are appropriate for the continued operation of the Building as a first class building; exterior landscaping; fertilization and irrigation supply; parking area maintenance, repair, resurfacing and re-striping; property management fees (whether payable to a third party, to Landlord or to an affiliate of Landlord); an onsite management office, if any; all utilities serving the Building and not separately billed to or reimbursed by any tenant of the Building; music systems; depreciation on machinery and equipment used in the maintenance of the Building or Project; janitorial services, if any; supplies; service and maintenance contracts for the Building; wages, salaries, disability benefits, pensions, profit sharing, hospitalization, retirement plans, group insurance, and other benefits respecting employees of the Landlord up to and including the level of building/property manager (wages and benefits of employees who are employed at more than one building shall be appropriately prorated as reasonably determined by Landlord based on the percentage of time spent by the employees at the Building); legal, accounting, and administrative costs; uniform costs, workers’ compensation insurance, payroll, social security, unemployment, and other similar taxes relating to employees. For removal of doubt, CAM Charges shall include expenses described above (including, without limitation, for operating, maintaining and repairing all common areas and shared facilities) which are incurred for the entirety or any part of the Project, with such costs fairly allocated among the Building and all other buildings in the Project, as reasonably determined by Landlord

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(d)Estimated Payments.

(i)Prior to the Commencement Date and prior to January 1 of each subsequent calendar year during the Term, or as soon thereafter as possible, Landlord shall deliver to Tenant an estimate of (A) the Taxes for that calendar year (the “Tax Estimate”), (B) the Insurance Costs for that calendar year (the “Insurance Estimate”), and (C) the CAM Charges for that calendar year (the “CAM Estimate”), and Tenant’s Share of each of the foregoing. (The Tax Estimate, the Insurance Estimate and the CAM Estimate are sometimes referred to collectively herein as the “Common Cost Estimates”.) Tenant shall thereafter during that calendar year pay to Landlord one-twelfth (1/12) of the amount of Tenant’s Share of the Common Cost Estimates at the same time its monthly installments of Base Rent hereunder are due and payable. In the event Landlord shall not have furnished the Common Cost Estimates to Tenant by January 1 of any calendar year, then until the first day of the first month next following the month in which the Common Cost Estimates for such calendar year are furnished to Tenant, Tenant shall pay to Landlord on the first day of each calendar month an amount equal to the aggregate monthly installment of Tenant’s Share of the Taxes, Insurance Costs and CAM Charges which was payable by Tenant to Landlord with respect to the last month of the preceding calendar year. In such event, at such time as Landlord furnishes the Common Cost Estimates to Tenant, Landlord shall give Tenant notice stating whether the aggregate amount of the installments of Tenant’s Share of the Taxes, Insurance Costs and CAM Charges previously paid for such calendar year is more or less than the aggregate amount of the installments due for such portion of the calendar year as computed in accordance with the Common Cost Estimates, and (A) if there shall be a deficiency, then within ten (10) days after the Tenant receives the Common Cost Estimates, Tenant shall pay the amount of such deficiency, (B) if there shall have been an overpayment, Landlord shall credit Tenant in the amount thereof toward the subsequent installments of the Taxes, Insurance Costs and CAM Charges (or, if the Term has then expired, refund such overpayment to Tenant), and (C) on the first day of the first month next following the month in which the Common Cost Estimates are furnished to Tenant, and monthly thereafter for the balance of such calendar year, Tenant shall pay to Landlord one-twelfth (1/12) of the amount of Tenant’s Share of the Taxes, Insurance Costs and CAM Charges as set forth in the Common Cost Estimates.

(ii)At such time as Landlord is able to determine the actual Taxes, Insurance Costs and CAM Charges for each calendar year, Landlord shall deliver to Tenant a statement thereof and, in the event the estimated Taxes, Insurance Costs and/or CAM Charges differ from the actual Taxes, Insurance Costs and/or CAM Charges, then (A) if there shall be a deficiency, then within ten (10) days after Tenant receives the statement of the actual Taxes, Insurance Costs and/or CAM Charges, Tenant shall pay the amount of such deficiency, and (B) if there shall have been an overpayment, Landlord shall credit Tenant in the amount thereof toward the subsequent installments of the Taxes, Insurance Costs and CAM Charges coming due in the next calendar year (or, if the Term has then expired, refund such overpayment to Tenant).

(e)Any payment to be made pursuant to this Section 4 with respect to the calendar year in which this Lease commences or terminates shall be prorated.

5.Security Deposit. Upon the execution and delivery of this Lease, Tenant shall deliver to Landlord a security deposit in the amount of Fifty-Nine Thousand Twenty-Six and 20/100 Dollars ($59,026.20) (the “Security Deposit”). Except as provided for in this Section 5, Landlord shall hold the same throughout the Term as security for the performance by Tenant of all obligations on the part of Tenant hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any default by Tenant of its obligations hereunder beyond the expiration of any applicable grace periods. If Landlord shall so apply any or all of such Security Deposit, Tenant shall within five (5) days of demand therefor, deposit with Landlord the amount so applied to be held as security hereunder, and failure to do so shall constitute an Event of Default hereunder. Landlord shall return the Security Deposit, or so much thereof as shall have theretofore not been applied in accordance with the terms of this Section 5, to Tenant within thirty (30) days of the expiration or earlier termination of the Term and the surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no Event of Default (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default). While Landlord holds such Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 5 and the return thereof in accordance herewith. Landlord’s mortgagee shall not be responsible to Tenant for the return or application of any such Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such mortgagee.

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6.Utilities. Tenant shall promptly pay all charges for utilities and other services furnished to the Premises by Landlord or the applicable utility company, including, but not limited to, gas, water, electricity, fuel, light and heat. In the event any utilities furnished to the Project are not separately metered, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of the utilities within ten (10) calendar days following receipt of a statement showing the amount due. The Premises are separately metered for gas and electricity. Water and sewer charges are included in CAM Charges.

7.Use.

(a) The Premises shall be used for office and, if equipped, warehouse purposes only (the “Permitted Use”). Tenant shall not permit any liens to attach or exist as against the Premises or the Project, nor commit any waste. The Premises shall not be used for any illegal purposes, nor shall Tenant allow, suffer, or permit any vibration, noise, odor, light or other effect that could constitute a nuisance or trespass for Landlord or any other Tenant, their customers, agents, or invitees. Upon notice by Landlord to Tenant that any of the aforesaid is occurring, Tenant agrees to forthwith remove or control the same.

(b)Tenant will not in any way violate any law, ordinance, or restrictive covenant affecting the Premises or the Project, nor use the Premises in any manner as would cause cancellation of, prevent the use of, or increase the rate of the standard form of fire and extended coverage insurance policy to be carried by Landlord on the Project.

(c)In the event said insurance rate is increased over the least hazardous rate due to the nature of the use of the Premises by Tenant, the entire amount of such increase shall be paid by Tenant as Additional Rent on the first day of the month following receipt of notification of the payment thereof by Landlord.

(d)Tenant shall be entitled to use up to one hundred fifty-six (156) parking spaces (based on a parking ratio of 4 spaces per 1,000 rentable square feet of the Premises) in the parking areas serving the Building, on a first come, first served basis in common with other tenants. There will be no assigned parking unless Landlord determines that allocation of parking spaces among tenants is appropriate. Tenant shall not park vehicles at the Project overnight. Tenant shall not store trailers or any other items outside the Building or at the Project

8.Condition of the Premises; Repairs by Landlord.

(a)Subject only to Landlord’s agreement to complete the Landlord’s Work, Tenant shall accept the Premises on the Commencement Date in its “AS-IS” condition, subject to all applicable laws, ordinances, regulations, covenants and restrictions, and Landlord shall have no obligation to perform or pay for any repair or other work therein. Notwithstanding the foregoing, Landlord hereby represents that the heating, ventilating and air conditioning units serving the Premises and the plumbing and electrical systems and docks serving the Premises shall be in good working order as of the Commencement Date. Except as otherwise expressly set forth herein, Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. TENANT ACKNOWLEDGES THAT, EXCEPT WITH RESPECT TO LANDLORD’S WORK AND UNLESS OTHERWISE EXPRESSLY SET FORTH HEREIN (1) IT HAS INSPECTED AND ACCEPTS THE PREMISES IN AN “AS IS, WHERE IS” CONDITION, (2) THE BUILDING AND IMPROVEMENTS COMPRISING THE SAME ARE SUITABLE FOR THE PURPOSE FOR WHICH THE PREMISES ARE LEASED AND LANDLORD HAS MADE NO WARRANTY, REPRESENTATION, COVENANT, OR AGREEMENT WITH RESPECT TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PREMISES, (3) THE PREMISES ARE IN GOOD AND SATISFACTORY CONDITION, (4) NO REPRESENTATIONS AS TO THE REPAIR OF THE PREMISES, NOR PROMISES TO ALTER, REMODEL OR IMPROVE THE PREMISES HAVE BEEN MADE BY LANDLORD AND (5) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, THAT EXTEND BEYOND THE DESCRIPTION OF THE PREMISES. Except as otherwise may expressly be provided herein, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken except for Landlord’s Work (if any), items that are Landlord’s responsibility hereunder and any punchlist items agreed to in writing by Landlord and Tenant.

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(b) Except as otherwise expressly provided in this Lease, Landlord shall not be required to make any repairs or improvements to the Premises, except repairs to the foundation, exterior walls or roof of the Building as the same may be required, and then only if not brought about by any act or neglect of Tenant, its agents, employees, contractors, invitees, licensees or assignees. Without limiting the generality of the foregoing limitation, Landlord specifically shall have no obligation to repair any interior or exterior glass or doors (including loading doors) located in or on or constituting a part of the Premises.

(c)Landlord shall be responsible for the maintenance of the parking areas, sidewalks, exterior lighting, drainage facilities and landscaped areas which are from time to time designated by Landlord for the common use by tenants of the Building.

9.Repairs by Tenant. Tenant shall repair, maintain, replace as necessary, and keep in good, clean, and safe repair all portions of the Premises and all equipment, fixtures and systems therein which are not specifically set forth as the responsibility of Landlord in Section 8 of this Lease. Tenant’s repairs and replacements shall include, without limitation, all electrical, plumbing, heating and air-conditioning (“HVAC”) systems, parts, components and fixtures; provided, however, that Landlord shall enter into an annual maintenance contract for the regular maintenance and service of such HVAC system and the costs incurred by Landlord in connection therewith shall be included in CAM Charges in accordance with Section 4 above. Tenant shall also promptly repair or replace all partitions and all glass and plate glass within or constituting a part of the Premises immediately when cracked or broken, unless caused by Landlord or Landlord’s employees or agents, and Tenant shall be liable for and shall hold Landlord harmless against all loss, cost and damage (including reasonable attorneys’ fees) arising from any damage or injury to the Premises or the Project or to any person or property caused or contributed to by any act or negligence of Tenant, any invitee, agent, affiliate, customer or client of Tenant or anyone in Tenant’s control or employ. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective conditions known to Tenant which Landlord is required to repair, and failure to promptly report such defects shall make Tenant liable to Landlord for any liability incurred by Landlord by reason of such defects, and Tenant indemnifies and holds Landlord harmless from and against all loss, costs and damage (including reasonable attorneys’ fees) arising from or related to Tenant’s failure to so report such defective conditions. In no event shall Tenant cause or allow any outside storage of trash, refuse, debris, or anything else on the Premises, whether in the area of the dumpster or otherwise. All personal property of Tenant or Tenant’s employees, agents, affiliates or invitees located in or brought upon the Premises or any part of the Building shall be at risk of Tenant only, and Landlord shall not be liable to Tenant or any other party for any damage thereto or theft thereof resulting from any cause.

10.Landlord’s Work.

(a) Landlord agrees that it will perform Landlord’s Work (as defined in the Work Letter), subject to the terms and conditions thereof.

(b)Tenant further agrees that, if (i) this Lease shall terminate prior to the expiration of the initial Term as a result of an Event of Default by Tenant hereunder, or (ii) Landlord shall exercise any of Landlord’s rights and remedies pursuant to Section 13 as a result of Tenant’s default, whether or not this Lease is terminated, then in any of such events Tenant shall reimburse Landlord for all of the then-unamortized costs incurred by Landlord in connection with Landlord’s Work. The remedy provided in this Section 10(b) is in addition to, and not in lieu of, any other remedies available to Landlord at law, in equity or otherwise.

11.Right of Entry. Landlord and Landlord’s agents and representatives shall have the right to enter and inspect the Premises at any reasonable time during business hours after reasonable notice to Tenant (which notice may be electronic and which shall not be required in the event of an emergency), for the purpose ascertaining the condition of the Premises or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease. In the event Landlord or Landlord’s agents or representatives enter the Premises for any of such purposes, they shall use commercially reasonable efforts to minimize interference with the conduct of business on the Premises by Tenant. During the period that is nine (9) months prior to the end of the Term hereof, Landlord and Landlord’s agent and representatives shall have the right to enter the Premises at any reasonable time during business hours for the purpose of showing the Premises to prospective tenants after reasonable notice to Tenant and shall have the right to erect on the Premises a suitable sign indicating the Premises are available. Tenant shall give written notice to Landlord at least sixty (60) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

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For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon, and about the Premises, and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises, or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevator, stairs, toilets, or other common areas of the Building and to change the name, number of designation by which the Building is commonly known, provided such changes are required by any applicable code or regulation. Landlord does reserve the right to change the name of the Project without Tenant’s consent.

12.Landlord’s Right to Act for Tenant. If Tenant fails to make any payment or take any other action when and as required under this Lease, Landlord may, without demand upon Tenant and without waiving or releasing Tenant from any duty, obligation or liability under this Lease, make any such payment or take any such other action required of Tenant. The actions which Landlord may take shall include, but are not limited to, the performance of maintenance or repairs and the making of replacements to the Premises, the payment of insurance premiums which Tenant is required to pay under this Lease and the payment of taxes and assessments which Tenant is required to pay under this Lease. All amounts paid by Landlord pursuant to this Section 12, and all costs and expenses incurred by Landlord in exercising Landlord’s rights under this Section 12 (including, without limitation, reasonable attorneys’ fees and expenses, penalties, re-instatement fees, late charges and interest) shall bear interest at the lesser of (i) eighteen (18%) percent per annum or (ii) the highest rate permitted under applicable law (the “Default Rate of Interest”), from the date of payment by Landlord and shall be payable by Tenant to Landlord upon demand.

13.Default.

(a) Each of the following events shall constitute an “Event of Default” by Tenant under this Lease:

(i)If Tenant shall fail to pay when due any Rent or other payment to be made by Tenant hereunder and shall not cure such failure within five (5) days after the due date (as to the scheduled monthly Rent payments) or within five (5) days after written notice thereof from Landlord (as to nonscheduled payments), as the case may be; or

(ii)If Tenant shall violate or breach, or shall fail fully and completely to observe, keep, satisfy, perform and comply with, any agreement, term, covenant, condition, requirement, restriction or provision of this Lease (other than the payment of Rent or any other payment made by Tenant), and shall not cure such failure within ten (10) days after Landlord gives Tenant written notice thereof; or

(iii)If Tenant shall (a) make a general assignment for the benefit of creditors; (b) commence any proceeding for relief, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property; (c) become the subject of any proceeding described in subsection (b) above which is not dismissed within sixty (60) days after its filing or entry; or (d) die or suffer a legal disability (if Tenant is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant is a corporation, partnership or other entity);

(iv) If Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease within ten (10) days after Tenant receives notice that any such lien or encumbrance is filed against the Premises; or

(v)If the Premises are deserted or abandoned.

For the purposes of the Events of Default specified in clause 13(a) above, the word “Tenant” shall include, without limitation: (i) any party comprising Tenant, should more than one person or entity execute this Lease as Tenant, or any general partner or going venturer of Tenant or any such party; and (ii) any person or entity now or hereafter liable, whether primarily, secondarily or contingently, for the performance of the duties and obligations of Tenant under this Lease, including without limitation any principal, maker, endorser, guarantor or surety.

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(b)Upon the occurrence of any Event of Default, Landlord may pursue any one or more of the following remedies, in addition to any other remedies provided under this Lease, at law or in equity, separately or concurrently or in any combination, without any notice (except as specifically provided herein) or demand whatsoever and without prejudice to any other remedy which it may have for possession of the Premises or for arrearages in Rent or other amounts payable by Tenant:

(i)Revoke Tenant’s right to pay Rent reserved in this Lease in monthly installments; require immediate payment of the balance of Rent for the then-current calendar year in full; and require payment of Rent for each subsequent calendar year in full in advance on the first day of such calendar year.

(ii)Terminate this Lease, in which event, unless Landlord has previously taken possession of the Premises, Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or recovery of Rent or other sums due, enter upon and take exclusive possession of the Premises, or, at Landlord’s election, by writ of possession. In addition to the payment of Rent or other sums then due, Tenant shall pay to Landlord on demand the amount of all loss and damage which Landlord suffers by reason of such event of default, together with, at Landlord’s election, either (1) Rents which accrue after termination prior to reletting and any deficiency between Rent obtained upon reletting and the Rent due under the Lease, calculated as each month expires, or (2) the difference between the then present value of the Rent payable over the Term less the then present fair rental value of the Premises over the Term. Tenant and Landlord recognize and agree that it is difficult or impossible to determine the then present fair rental value at this time, because future market conditions (including future rental value and the probability of reletting for the remaining term) are difficult or impossible to foresee. Therefore, Tenant agrees to pay, and Landlord agrees to accept, as liquidated damages, the then present value of the Rent payable over the Term discounted at a rate of 5% per annum. In calculating the amount of agreed liquidated damages, the parties have taken into account a reasonable estimate of Landlord’s loss and damage which Landlord may suffer by reason of such default to the extent such loss and damage has not been actually determined at the time of this calculation. Tenant agrees that such payment shall not constitute a penalty but shall be construed as liquidated damages. Upon making such payment Tenant shall receive from Landlord all Rents received by Landlord on account of the Premises during the original term of the Lease. However, Tenant shall in no event be entitled to payment of or credit for any surplus of Rents obtained on reletting of the Premises over Rent or other sums due under this Lease. No such termination or taking possession shall relieve Tenant of Tenant’s liability for Rent or other sums which have accrued or which thereafter accrue except as provided in this Section 13(b).

(iii)Without terminating this Lease, enter upon and take exclusive possession of the Premises, if necessary, and, at Landlord’s election, by writ of possession, and if Landlord so elects at any time prior to termination of this Lease, relet the Premises on Tenant’s account on such terms as Landlord may deem advisable and receive and credit to Tenant’s account any rent from reletting. In addition to the Rent or other sums which have accrued or which accrue prior to reletting, Tenant shall pay to Landlord on demand Landlord’s loss and damage by reason of Tenant’s event of default, together with any deficiency between the rents obtained under such payment of or credit for any surplus of rents obtained on reletting over the Rent or other sums due under the Lease. No such taking of possession or reletting shall relieve Tenant of the liability for Rent or other sums then accrued or which thereafter accrued except as provided in this Section 13(b).

(iv)Without terminating this Lease, enter upon the Premises, if necessary, and at Landlord’s election, under any available process, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant shall pay Landlord promptly upon invoice any expenses, including reasonable attorney’s fees, which Landlord incurs in thus effecting compliance with Tenant’s obligations under this Lease, but Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise. No such entry or action by Landlord shall relieve Tenant of the liability for Rent or other sums then accrued or which thereafter accrue.

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(v)Pursue any other available remedies provided or permitted by law.

(c)Pursuit of any remedy shall not constitute a forfeiture or waiver of any Rent or other sums due to Landlord or of any loss or damages accruing to Landlord by reason of any violation of this Lease theretofore accrued or which thereafter accrue except as provided in this Lease. Forbearance by Landlord to enforce a remedy available upon an event of default shall not be a waiver of such default or of the right to pursue any remedy during the continuance of such event of default or upon any subsequent or other event of default.

(d)Landlord’s loss and damage by reason of any event of default shall include the expense of taking possession, the unamortized cost of any improvements or contribution or allowance for such improvements to the Premises made by Landlord to the extent such improvements are not used by any Tenant upon reletting, the cost of any repairs or remodeling by Landlord following repossession made for the purposes of reletting except that such cost shall be amortized on a straight line basis over the term of the reletting and only the part thereof allocable to the remaining Term, calculated without regard to the termination of this Lease by reason of the event of default, shall be chargeable to Tenant, and legal fees and broker’s commissions incident to reletting, except that such legal fees and broker’s commissions, if not otherwise allocated, shall be amortized over the term of the reletting and only the part thereof allocable to the remaining Term, calculated without regard to the termination of this Lease by reason of an event of default, shall be chargeable to Tenant.

(e)If Landlord is permitted to retake possession of the Premises, Landlord may enforce such right by summary proceedings or otherwise.

(f)The term “reserved” as applied to Base Rent or Additional Rent herein means any and all payments to which Landlord is entitled during the Term.

14.Rights Cumulative. All rights, remedies, powers and privileges conferred under this Lease on Landlord shall be cumulative of and in addition to, but not restrictive of or in lieu of, those conferred by law.

15.Liens. Tenant hereby indemnifies Landlord against, and shall keep the Premises, the Building and the Project free from liens for any work performed, material furnished or obligations incurred by Tenant. Should any liens or claims be filed against the Premises, the Building or the Project by reason of Tenant’s acts or omissions, Tenant shall cause the same to be discharged by bond or otherwise within ten (10) days after filing. If Tenant fails to cause any such lien or claim to be discharged, then Landlord may make any payment that Landlord, in its sole judgment, considers necessary, desirable or proper in order to do so. All amounts paid by Landlord shall bear interest at the Default Rate of Interest from the date of payment by Landlord and shall be payable by Tenant to Landlord upon demand.

16.Tenant’s Property; Alterations to the Premises.

(a)Tenant shall not remove any personal property, fixtures or equipment from the Premises at any time during which Tenant is in default under this Lease. Upon any termination of this Lease at a time at which Tenant shall be liable in any amount to Landlord under this Lease, Landlord shall have a lien upon the personal property and effects of Tenant within the Premises, and Landlord shall have the right, at Landlord’s election, without notice to Tenant, to sell at a private, commercially reasonable sale all or part of said property and to apply the proceeds thereof against any amounts due under this Lease from Tenant to Landlord, including the expenses of such sale. If Tenant shall not remove all of Tenant’s effects from the Premises at any expiration or other termination of this Lease, all property and effects of Tenant remaining on the Premises shall be deemed conclusively abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of removing the same.

(b)Tenant shall not make any alterations, additions or improvements to the Premises, exterior or interior, without the prior written consent of Landlord, except for unattached movable fixtures which may be installed without drilling, cutting or otherwise defacing the Premises. If any such alterations, additions or improvements are made, then at the expiration of the Term of this Lease, Tenant agrees to restore the Premises to the condition prior to making same, at Tenant’s sole cost and expense, reasonable wear and tear excepted, provided that if Landlord does not require removal, then all such alterations, additions or improvements shall become the sole property of Landlord. Tenant may not use or penetrate the roof of the Premises for any purpose whatsoever without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. All construction work done by Tenant in the Premises shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and at such times and in such manner as will cause a minimum of interference with other construction in progress and with the transaction of business in the Building. Tenant shall and hereby agrees to indemnify and hold harmless Landlord from and against any and all loss, cost, damage, expense or liability (including, without limitation, court costs and attorneys’ fees) ever suffered or incurred by Landlord as a result of any penetration of the roof, including, without limitation, costs of repair, loss of income, claims for damages from other Tenants of the Building and damages which result if any warranty held or maintained by Landlord is voided or impaired by such penetration. The provisions hereof shall survive the expiration or any termination of this Lease.

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17.Subletting and Assignment.

(a)In the event Tenant desires to assign or otherwise transfer this Lease (or any interest herein, in whole or in part, by operation of law or otherwise) or sublet the Premises or any part thereof, or allow same to be used or occupied by others (collectively, “Transfer”), Tenant shall give Landlord written notice thereof (which notice shall specify the duration of said desired sublease or assignment or other transfer, the date same is to occur, the exact location of the space affected thereby and the proposed rent on a square foot basis chargeable thereunder) at least sixty (60) days in advance of the date on which Tenant desires to make such Transfer. Landlord shall then have a period of forty-five (45) days following receipt of such notice within which to notify Tenant in writing that Landlord elects either: (i) to deny Tenant’s request for such Transfer; (ii) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant shall be relieved of all obligations hereunder as to such space arising from and after such date; (iii) to suspend this Lease as to the space so affected as of the date and for the duration so specified by Tenant in its notice, in which event Tenant will be relieved of all obligations hereunder as to such space during said suspension, including a suspension of the Rent hereunder in proportion to the portion of the Premises affected thereby (but after said suspension, if the suspension is not for the full term hereof, Tenant shall once again become liable hereunder as to the applicable space); or (iv) subject to the terms and provisions of this Section 17, to permit such Transfer, subject, however, to the subsequent written approval of the proposed assignee or sublessee or other transferee by Landlord, which approval shall not be unreasonably withheld if: (1) the proposed assignee or sublessee or other transferee is a respectable party of substantial financial worth (as determined solely by Landlord) and Tenant shall have provided Landlord with proof thereof; (2) the nature and character of the proposed assignee or sublessee, its business and activities, and intended use of the Premises are, in Landlord’s sole judgment, consistent with the standards of the Building; (3) the proposed assignee or sublessee or other transferee will not use the Premises, Building or Project in a manner that would materially increase the pedestrian or vehicular traffic to, or parking within, the Premises, Building or Project; (4) the proposed assignee or sublessee or other transferee is not a governmental entity, or subdivision or agency thereof; (5) the proposed assignee or sublessee or other transferee is in compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; (6) neither the proposed assignee, transferee or sublessee (nor any party which, directly or indirectly, controls or is controlled by or is under common control with the proposed assignee, transferee or sublessee) is then an occupant of any part of the Building or a party with whom Landlord is then negotiating (or has within the preceding six (6) months negotiated) to lease space in the Building; (7) the form and substance of the proposed sublease or instrument of assignment or other transfer is acceptable to Landlord (which acceptance by Landlord shall not be unreasonably withheld) and is expressly subject to all of the terms and provisions of this Lease and to any matters to which this Lease is subject; (8) the proposed occupancy would not impose an extra burden upon the services to be supplied by Landlord to Tenant hereunder; and (9) Tenant enters into a written agreement with Landlord whereby it is agreed that any profit realized by Tenant as a result of said Transfer and any and all sums and other considerations of whatsoever nature paid to Tenant by the assignee, transferee or sublessee for or by reason of such Transfer, including, but not limited to, sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property (that is, after deducting and giving Tenant credit for Tenant’s reasonable costs directly associated therewith, including reasonable brokerage fees and the reasonable cost of remodeling or otherwise improving the Premises for said assignee or sublessee or other transferee, but excluding any free rent or the like offered to any such sublessee or assignee) shall be payable to Landlord as it accrues, as Additional Rent hereunder.

(b)Each sublessee or assignee or other transferee shall fully observe all covenants of this Lease, including, without limitation, the provisions of this Section 17, and no consent by Landlord to any Transfer shall be deemed in any manner to be a consent to a use not permitted hereunder. No Transfer by Tenant shall relieve Tenant of any obligation under this Lease, and Tenant shall remain fully liable hereunder. Any attempted Transfer by Tenant in violation of the terms and covenants of this Section 17 shall be void and shall constitute an Event of Default under this Lease. Any consent by Landlord to a particular Transfer shall not constitute Landlord’s consent to any other or subsequent Transfer, and any proposed Transfer by any assignee or sublessee or transferee shall be subject to the provisions of this Section 17, as if it were a proposed Transfer by Tenant. The prohibition against a Transfer described in this Section 17 shall be deemed to include a prohibition against Tenant’s mortgaging or otherwise encumbering its leasehold estate, as well as against an assignment or sublease or other transfer which may occur by operation of law or by a merger, transfer or sale of stock, partnership interest or other equitable interest resulting in a change of ownership interest in Tenant of more than fifty percent (50%), each of which shall be ineffective and void and shall constitute an Event of Default under this Lease unless consented to by Landlord in writing in advance.

(c)In any situation in which Landlord consents to a Transfer hereunder, Tenant shall promptly deliver to Landlord a fully executed copy of the final sublease agreement, assignment instrument or other transfer instrument and all ancillary agreements relating thereto. In the case of an assignment, same shall not be effective unless the assignee has agreed within the assignment instrument to assume the obligations of Tenant hereunder and to be personally bound by all of the covenants, terms and conditions hereof on the part of Tenant to be performed or observed hereunder.

(d)Tenant shall reimburse Landlord for all reasonable attorneys’ fees and costs incurred by Landlord’s in connection with any requested Transfer.

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18.Damage or Destruction.

(a)If the Building or Premises are rendered partially or wholly unfit for occupancy by fire, the elements, act of God or other casualty (collectively, a “Casualty”), and if such damage cannot, in Landlord’s reasonable estimation, be materially restored within two hundred seventy (270) days after such Casualty, then Landlord may, at its sole option, terminate this Lease as of the date of such Casualty and the Term shall end on such date as if that date had been originally fixed in this Lease for the expiration of the Term. Landlord shall exercise its election to terminate provided herein by written notice to Tenant within ninety (90) days after such Casualty. For purposes hereof, the Building or Premises shall be deemed to have been materially restored if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the Permitted Use.

(b)If this Lease is not terminated pursuant to subsection (a) above, then Landlord shall proceed with all due diligence to repair and restore the Building or Premises, as the case may be (except that Landlord may elect not to rebuild, and thus terminate this Lease, if such Casualty occurs during the last year of the Term exclusive of any renewal or extension option that is unexercised at the date of such Casualty). If Landlord shall fail to materially restore the Premises within two hundred seventy (270) days after the date of the Casualty, then Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, whereupon the Lease shall end on the date of such notice as if the date of such notice were the date originally fixed in this Lease for the expiration of the Term hereof; provided, however, that if construction is delayed because of changes, deletions, or additions in construction requested by Tenant, or because of strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control, or other causes beyond the reasonable control of Landlord, then the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed. In no event shall Landlord be required to rebuild, repair or replace any part of the partitions, fixtures, additions, or other property and improvements that may have been placed in or about the Premises by Tenant.

(c)If this Lease shall not be terminated by Landlord pursuant to this Section 18 and if the Premises is unfit for occupancy in whole or in part following such Casualty, then the Base Rent payable during the period in which the Premises is unfit for occupancy shall abate in proportion to the percentage of the rentable area of the Premises rendered unfit by such Casualty; provided, however, that no such abatement shall be made under the provisions of this subsection (c) if such Casualty shall have been caused through the negligence or willful misconduct of Tenant, its agents, employees, contractors, invitees, licensees, sublessees or assignees.

(d)Notwithstanding anything herein to the contrary, if, following any Casualty, the holder of any indebtedness secured by a mortgage or deed to secure debt or similar instrument covering the Premises or Building requires that any insurance proceeds resulting from the Casualty be paid to it rather than to Landlord for the rebuilding or restoration of the Premises or the Building, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon the Lease shall end on the date of the Casualty as if the date of such Casualty were the date originally fixed in this Lease for the expiration of the Term.

(e)If any Casualty described in this Section 18 occurs, then Landlord shall not be liable to Tenant for any inconvenience, annoyance, loss of profits, expenses, or any other type of injury or damage resulting from the repair of any such Casualty, or from any repair, modification, arranging or rearranging of any portion of the Premises or any part or all of the Building or for termination of this Lease as provided in this Section 18, except to the extent of any bodily injury to persons or damage to property resulting solely from Landlord’s gross negligence or intentional misconduct in performing such work.

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19.Condemnation.

(a)If all or any substantial part of the Building or Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which it is then being used, then this Lease shall terminate effective when the physical taking shall occur in the same manner as if the date of such taking were the date originally fixed in this Lease for the expiration of the Term.

(b)If part of the Building or Premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in subsection (a) above, then this Lease shall not terminate but the Rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent, if any, as may be fair and reasonable under all the circumstances, and Landlord shall undertake to restore the Building and Premises to a condition suitable for Tenant’s use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under all circumstances; provided, however, that (i) if the part of the Building so taken or purchased in lieu of taking shall contain more than twenty-five percent (25%) of the rentable area of the Premises immediately prior to such taking or purchase in lieu of taking, or (ii) if by reason of such taking or purchase in lieu of taking Tenant no longer has a reasonable means of access to the Premises, then Tenant may, at Tenant’s option, terminate this Lease by delivering to Landlord written notice of Tenant’s election so to terminate at least five (5) days in advance, and this Lease shall terminate as if the date of such election were the date originally fixed in this Lease for the expiration of the Term.

(c)Tenant shall not share in any condemnation award or payment in lieu thereof or in any award for damages resulting from any grade change of adjacent streets, the same being hereby assigned to Landlord by Tenant; however, Tenant may separately claim and receive from the condemning authority (but not from Landlord), if legally payable, compensation for Tenant’s removal and relocation costs and for Tenant’s loss of business and/or business interruption, provided that such claim and recovery in no way diminishes Landlord’s recovery.

(d)Notwithstanding anything to the contrary contained in this Section 19, if during the Term the use or occupancy of any part of the Building or Premises shall be taken or appropriated temporarily for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private agreement in lieu thereof, then this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Term of this Lease; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the loss of use or occupancy of the Premises during the term of this Lease, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration and compensation for the loss of use or occupancy of the Premises, after the end of the Term, and of the Building.

20.Indemnity and Hold Harmless. Landlord shall not be liable for, and Tenant will defend, indemnify and hold harmless Landlord from, all fines, suits, claims, demands, losses, and actions, including attorneys’ fees, for any injury to persons or damage to or loss of property on or about the Premises or in or about the Building or the Project caused by Tenant, its employees, invitees, licensees, or by any other person entering the Premises or the Building under express or implied invitation of Tenant, or arising out of Tenant’s use of the Premises. This indemnity provision is intended to indemnify Landlord and its agents against the consequences of their own negligence or fault as provided above when Landlord or its agents are jointly, comparatively, or concurrently negligent with Tenant. This indemnity provision shall survive termination or expiration of this Lease.

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21.Insurance and Waiver of Subrogation.

(a)At all times during the Term, the parties shall procure and maintain the following types of insurance coverage:

(i)Tenant shall maintain a policy of comprehensive public liability insurance at Tenant’s sole cost and expense, insuring Landlord against liability arising out of the use, occupancy or maintenance of the Premises and Property and containing a cross-liability endorsement and a severability of interests clause. The initial amount of such insurance shall be at least $1,000,000 per occurrence and $3,000,000 aggregate coverage. Such coverage requirement does not constitute any recommendation by Landlord as to appropriate limits of coverage, but is merely Landlord’s minimum requirement.

(ii)Landlord shall maintain policies of insurance covering loss of or damage to the Property and Building in such amount or percentage of replacement value as Landlord or its insurance advisor deems reasonable in relation to the age, location, type of construction and physical conditions of the Property and Building and the availability of such insurance at reasonable rates. Tenant shall, at Tenant’s sole cost and expense, maintain insurance coverage for Tenant’s inventory and other personal property, fixtures, equipment or building improvements installed by Tenant in or on the Property in such amount or percentage of replacement value as Tenant or its insurance advisor deems reasonable. Tenant shall not do or permit to be done anything within its control which invalidates any such insurance policies to the extent made known to Tenant and to the extent consistent with Tenant’s Permitted Use.

(iii)Tenant shall carry, at Tenant’s sole cost and expense, workers’ compensation coverage in the minimum required statutory amount insuring all eligible employees of Tenant on the Property.

(iv)Tenant shall carry, at Tenant’s sole cost and expense, automobile liability insurance in commercially reasonable amounts, covering company owned vehicles, if any.

(v)Tenant shall carry, at Tenant’s sole cost and expense, insurance covering damage from leakage of sprinkler systems now or hereafter installed in the Premises in an amount not less than the current replacement cost covering Tenant’s merchandise, Tenant’s improvements, Tenant’s trade fixtures and Tenant’s other property located at the Premises.

(vi)Tenant shall carry, at Tenant’s sole cost and expense, such other insurance and in such amounts as may be required by Landlord against other insurable hazards as at the time are commonly required by prudent owners of comparable leasable properties in the area in which the Property is located.

(b)The amount of any insurance coverage required to be carried by either party hereunder shall not limit such party’s liability nor relieve such party of any obligation hereunder. Landlord shall be listed as additional insured and/or loss payee on each policy required to be maintained by Tenant hereunder. Each such policy shall contain a provision which prohibits cancellation or modification of the policy except upon thirty (30) days’ prior written notice to Landlord. Tenant shall deliver a copy of each such policy or certificate (or a renewal thereof) to Landlord prior to the replacement policy or certificate thirty (30) days prior to the expiration of any policy during the Term. If Tenant fails to maintain such policy, Landlord may, upon ten (10) days’ written notice to Tenant, elect to maintain such insurance at Tenant’s expense, to be paid by Tenant, as Additional Rent, upon presentation of Landlord’s bill thereof. All insurance procured by Tenant shall be in a form reasonably satisfactory to Landlord and carried with insurance companies reasonably acceptable to Landlord that are licensed or authorized to do business and in good standing in the state in which the Premises are located, and have a current rating issued by A.M. Best Company of not less than A-:VIL. Insurance coverage shall be written as primary policy coverage and not contributing with or excess of any coverage, which Landlord may carry. Tenant shall furnish Landlord at the inception of this Lease a Certificate of Insurance evidencing that all such insurance is in effect.

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(c)Set forth in in Section 4 above, Tenant shall pay Tenant’s Share of any Insurance Costs incurred by Landlord. Tenant shall pay for any increase in the Insurance Costs caused solely by Tenant’s acts or omissions or Tenant’s use or occupancy of the Premises.

(d)Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in the Lease) at the time of such loss or damage. Landlord and Tenant shall each obtain from their respective insurers under all policies of property insurance maintained by either of them at any time during the T erm hereof insuring or covering the Premises or the Project, as applicable, a waiver of all rights of subrogation which the insurer of one party might otherwise have, if at all, against the other party.

22.Signage. Tenant shall not install any signs visible from outside the Premises except with the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole reasonable judgment. Any signs permitted by Landlord shall be maintained in compliance with applicable governmental rules and regulations governing such signs, and Tenant shall be responsible to Landlord for any damage caused by the installation, use or maintenance of said signs. Tenant agrees, upon removal of said signs, to repair all damage incident thereto. Notwithstanding the foregoing, Tenant shall have the right, at its sole cost and expense, to install Project-standard signage above the entrance to the Premises and on the existing building monument sign for the Building with Landlord’s prior written approval of the size, location and design of any such signage (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Tenant shall be solely responsible, at its sole cost and expense, for the removal of any signage installed by Tenant upon the expiration or any earlier termination of this Lease and the repair of any damage to the Building caused by such removal..

23.Attorneys’ Fees. In the event that Landlord or Tenant fail to perform any of the covenants and conditions of this Lease and it becomes necessary for either party to employ an attorney or other agent to enforce any of the provisions of this Lease, whether suit be brought or not, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and all costs, including such fees and costs on appeal or in bankruptcy, from the other party.

24.Time of Essence. Time is of the essence of this Lease.

25.Landlord and Tenant Relationships. This Lease shall create the relationship of Landlord and Tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only an usufruct not subject to levy or sale.

26.Holding Over. If Tenant fails to vacate and surrender occupancy of the Premises upon the expiration or earlier termination of the Term in accordance with the terms of this Lease, Tenant’s occupancy shall be deemed a tenancy at sufferance at a rental rate of one hundred fifty percent (150%) of the Rent previously payable under this Lease, per diem. If Tenant becomes a tenant at sufferance pursuant to the foregoing, Tenant shall vacate the Premises immediately at any time upon Landlord’s demand and, Tenant shall also indemnify Landlord against all claims for damages against Landlord as a result of Tenant’s possession of the Premises, including, without limitation, claims for damages by any tenant to whom Landlord may have leased the Premises, or any portion thereof, for a term commencing after the expiration or termination of this Lease.

27.Sale by Landlord. In the event of any sale, conveyance, transfer, or assignment by Landlord of its interest in and to the Premises, all obligations under this Lease of the party selling, conveying, transferring, assigning or otherwise disposing shall cease and terminate and Tenant releases said party from same, and Tenant shall thereafter look only and solely to the party to whom or which the Premises were sold, conveyed, transferred, assigned or otherwise disposed of for performance of all of Landlord’s duties and obligations under this Lease.

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28.Surrender of the Premises. Upon the termination of the Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received except for ordinary wear and tear, and shall return to Landlord all keys to the Premises in Tenant’s possession. In addition. Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord’s consent) prior to the termination of the Lease and to restore the Premises to its prior condition, all at Tenant’s expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord’s property and shall be surrendered to Landlord upon the termination of the Lease, except that Tenant may remove any of Tenant’s furniture, fixtures and equipment that can be removed without damage to the Premises or the Building. Tenant shall repair, at Tenant’s expense, any damage to the Premises, Building or Project caused by the removal of any such furniture, fixtures or equipment. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; or other building operating equipment. Any of Tenant’s property remaining in the Premises after the expiration or earlier termination of this Lease shall be deemed abandoned by Tenant, and Landlord, in addition to all other rights and remedies it may have, shall have the right to keep in place and use all of such property in the Premises and/or remove any or all of such property from the Premises, which may then be disposed of, or stored at the cost of and for the account of Tenant. Landlord shall not be responsible for the care or safekeeping of any such property and Tenant waives any claim against Landlord relating thereto. The terms and conditions of this Section 28 shall survive the expiration or earlier termination of this Lease.

29.Notices. Unless otherwise set forth in this Lease, any notice, demand, or request to be given under this Lease (i) may be given by either party or its attorney or agent, (ii) shall be in writing, and (iii) shall be deemed to have been properly given (a) on the date delivered personally (including by courier), (b) one (1) business day following deposit with a nationally recognized overnight delivery service, (c) three (3) business days following deposit with the United States Postal Service (designated certified mail, return receipt requested, bearing adequate postage and addressed as designated below), or (d) upon refusal of delivery by the recipient. Either party’s address for notices may be changed by ten (10) days prior written notice from time to time. The foregoing notice provisions shall in no way prohibit notices from being given as provided by statute or in the rules of civil procedure of the state in which the Premises are located, as the same may be amended from time to time (including by posting notice on the door of the Premises) and any notice so given shall constitute notice herein.

If to Landlord:	Albany Road – Breck Exchange LLC
c/o Albany Road Real Estate Partners
201 4th Avenue North, Suite 1250
Nashville, TN 37219
Attention: Asset Manager

With a copy to:

Colliers International
3305 Breckinridge Blvd, Suite 114
Duluth, GA 30096
Attention: Tasha Robinson

If to Tenant:	Applied Optoelectronics, Inc.
2885 Breckinridge Blvd, Suite 150,
Duluth, GA 30096.
Attention: Todd McCrum

With a copy to:

Applied Optoelectronics, Inc.
13139 Jess Pirtle Blvd.
Sugar Land, TX 77478
Attention: Legal Department

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30.Parties. “Landlord” as used in this lease shall include Landlord’s assigns and successors in title to the Premises. “Tenant” shall include Tenant, and if this Lease shall be validly assigned or the Premises sublet, shall include such assignee or subtenant, its successors and permitted assigns. “Landlord” and “Tenant” shall include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

31.Subordination and Attornment.

(a) This Lease shall be subordinate to the right, title and interest of any lender or other party holding a security interest in or a lien upon the Premises under any and all mortgage instruments or deeds to secure debt presently encumbering the Premises or the Building and to any and all other deeds to secure debt or mortgage instruments hereafter encumbering the Premises or the Building.

(b)Tenant shall at any time hereafter, on demand of Landlord or the holder of any such deed to secure debt or mortgage instrument, execute any instruments which may reasonably be required by such party for the purpose of evidencing the subordination of this Lease to the lien or security interest of such party.

(c)Tenant shall, upon demand, at any time or times, execute, acknowledge and deliver to Landlord or the holder of any such instruments or deeds to secure debt, without expense, any and all documents that may be necessary to make this Lease superior to the lien of any of the same.

(d)If the holder of any of said instruments or deeds to secure debt shall hereafter succeed to the rights of Landlord under this Lease, Tenant shall, at the option of such holder or a purchaser at any foreclosure or sale under power, attorn to and recognize such successor as Tenant’s Landlord under this Lease and shall promptly execute, acknowledge and deliver any instrument that may be necessary to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between each successor Landlord and Tenant, subject to all of the terms, covenants and conditions of this Lease.

(e)If Tenant fails at any time to execute, acknowledge and deliver any of the documents provided for by this Section 31 within ten (10) days after Landlord’s notice so to do, in addition to the remedies allowed in Section 13 hereof, or otherwise, Landlord may execute, acknowledge, and deliver any and all such documents as the attorney-in-fact of Tenant in its name, place, and stead, and Tenant hereby appoints Landlord, its successors and assigns as such attorney-in-fact, such power of attorney being coupled with an interest and being irrevocable by death, dissolution or merger of Tenant.

32.Estoppel Certificate. From time to time, Tenant shall execute, acknowledge, and deliver to any party designated by Landlord, within ten (10) days after Landlord has made a request therefor, a certificate (in a form to be specified by Landlord) stating: (i) that by such certificate the Lease is ratified; (ii) the Commencement Date and the date on which Tenant entered into occupancy of the Premises; (iii) the amount of the monthly portion of Base Rent and Additional Rent payable hereunder; (iv) that the Lease (unmodified or as modified, as the case may be, with all amendments or modifications so specified) represents the entire agreement between the parties as to the Premises (or if such is not the case, the certificate shall so state, specifying the particulars of any other applicable agreement or state of facts) and is in full force and effect; (v) the Expiration Date; (vi) that, as of the date of the certificate, there are no defaults by Landlord or Tenant under the Lease, and there are no existing defenses or offsets which Tenant has against the enforcement of the Lease by Landlord (or, if such is not the case, the certificate shall so state specifying particulars); (vii) the amount of Base Rent and Security Deposit which has been deposited with Landlord; (viii) the month and year through which Base Rent and Additional Rent have been paid; (ix) that no actions, voluntary or involuntary, are pending against Tenant under the bankruptcy laws of the United States or any State thereof (or, if such is not the case, the certificate shall so state specifying particulars); (x) that the person executing the certificate is duly authorized to execute the same on behalf of Tenant, and that the certificate is and shall be binding on Tenant, its successors and assigns; (xi) that Tenant has not requested any repairs or replacements to the Premises or any other part of the Project that are Landlord’s responsibility under the Lease and that have not been completed (or, if such is not the case, the certificate shall so state specifying particulars); and (xii) such other matters relating to the Lease as may reasonably be requested by Landlord. In the event that Tenant fails to provide such certificate within ten (10) days after written request by Landlord therefor, Tenant shall be deemed to have approved the contents of the certificate as submitted to Tenant by Landlord at the time of the written request therefor, and Landlord is hereby authorized to so certify. Tenant hereby expressly acknowledges and agrees that Landlord, any such assignee, mortgagee or other party shall be entitled to rely upon the certificate so certified by Landlord or any certificate delivered by Tenant hereunder.

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33.Governmental Regulations. Tenant agrees, at its sole expense, to promptly comply with all requirements of any legally constituted public authority made necessary by reason of Tenant’s use or occupancy of the Premises.

34.Successors and Assigns. The provisions of this Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors, heirs, legal representatives and assigns, subject; however, in the case of the Tenant, to the restrictions on assignment and subletting contained in this Lease.

35.Limitation of Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable solely from the interest of Landlord in the Project, and Landlord shall not be personally liable for any deficiency. To the extent permitted by law, neither Landlord nor Landlord’s agents, representatives or employees, nor any member of any joint venture, partnership, tenancy-in-common, pension fund, association or other form of joint ownership that forms Landlord, shall have any personal liability under this Lease, it being agreed that Tenant will look solely to the equity interest of Landlord in the Project, as provided above, for the satisfaction of any and all of Tenant’s rights and remedies under this Lease, and neither Landlord nor Landlord’s agents, representatives or employees, nor any member of any joint venture, partnership, tenancy-in-common, pension fund, association or other form of joint ownership that forms Landlord, shall be personally liable for any damages or deficiency. Landlord’s reservation of rights under this Lease, such as to enter upon or maintain the Premises, shall not be deemed to create any duty on the part of Landlord to exercise any such right. Landlord expressly advises Tenant that Landlord’s intention is that Tenant shall have full responsibility for, and shall assume all risk to, persons and property while in, on or about the Premises. Notwithstanding anything contained in this Lease to the contrary, in the event of any default by Landlord in performing its covenants or obligations hereunder which would give Tenant the right to terminate this Lease, Tenant shall not exercise such right unless and until Tenant gives written notice of such default (specifying the exact nature of said default and how same may be cured) to the lessor under any such ground lease and/or the holder(s) of any such mortgage, deed of trust or security agreement who has theretofore notified Tenant in writing of its interest and the address to which notices to such person or party are to be sent, and said lessor(s) and/or holder(s) shall fail to cure or cause to be cured said default within thirty (30) days from the receipt of such notice from Tenant or such longer period as may be reasonably required to effect such cure.

36.Brokerage Commissions. Tenant represents and warrants to Landlord that (except with respect to any broker(s) identified in the Lease Summary) no broker, agent, commission salesman, or other person has represented Tenant in the negotiations for and procurement of this Lease and of the Premises and that no commissions, fees or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesman, or other person. Tenant agrees to indemnify Landlord against and hold Landlord harmless from any and all claims, suits or judgments (including, without limitation, reasonable attorneys’ fees and court costs incurred in connection with any such claims, suits or judgments or in connection with the enforcement of this indemnity) for any fees, commissions or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship with Tenant (except with respect to the broker(s) and other person(s) or firm(s) excluded above from Tenant’s representation and warranty of no broker). Tenant further agrees that, if (i) this Lease shall terminate prior to the Expiration Date as a result of an Event of Default by Tenant hereunder, or (ii) Landlord shall exercise any of Landlord’s rights and remedies pursuant to Section 13 as a result of Tenant’s default, whether or not this Lease is terminated, then in any of such events Tenant shall reimburse Landlord for the Applicable Portion (as hereinafter defined) of any leasing commission(s) or similar brokerage fee(s) paid or to be paid by Landlord to any broker or brokers with respect to this Lease. The “Applicable Portion” of any such leasing commission(s) or brokerage fee(s) shall be determined by dividing (a) the total amount of such leasing commission(s) and brokerage fee(s) paid or to be paid by Landlord by (b) the total number of months in the term of this Lease for which Tenant is obligated to pay Base Rent, and then multiplying the resulting sum by (c) the number of months or fractions thereof remaining in the then unexpired Term of this Lease. Tenant promises to pay Landlord the Applicable Portion of such leasing commission(s) or brokerage fee(s) within ten (10) days after receipt of Landlord’s written request therefor.

37.Rules and Regulations. Tenant accepts the Premises subject to and hereby agrees with Landlord to abide by the Rules and Regulations attached to this Lease and incorporated herein by reference, together with such additional Rules and Regulations or amendments thereto as may hereafter from time to time be reasonably established by Landlord, and such additions or amendments shall be binding on Tenant upon receipt of same by Tenant.

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38.Hazardous Substances. The term “Hazardous Substances”, as used in this Lease, shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any existing or future federal, state or local law or ordinance relating to pollution or protection of the environment. Tenant hereby represents and warrants and covenants with Landlord that:

(a)Tenant has obtained and shall maintain in good standing all local, state and federal government licenses necessary in order to conduct its operations at the Premises;

(b)No activity shall be conducted on the Premises that will produce any Hazardous Substance, except for such activities that (i) are part of the ordinary course of Tenant’s business activities; (ii) have been approved in advance by Landlord in writing; and (iii) are conducted in accordance with all Environmental Laws (the “Permitted Activities”);

(c)The Premises shall not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that (i) are used in the ordinary course of Tenant’s business; (ii) have been approved in advance by Landlord in writing; and (iii) are properly stored in a manner and location meeting the requirements of all Environmental Laws (the “Permitted Materials”);

(d)No portion of the Premises shall be used as a landfill or a dump;

(e)Tenant shall not install any underground tanks of any type on the Premises;

(f)Tenant shall not allow any surface or subsurface conditions to exist on the Premises or come into existence on the Premises that constitute, or with the passage of time may constitute, a public or private nuisance;

(g)Tenant shall not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if so brought or found thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If, at any time during or after the Term of the Lease, the Premises are found to be contaminated or subject to said conditions, Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease; and

(h)Should Tenant cause or permit any intentional or unintentional release of Hazardous Substances into the air, or the surface or into the subsurface of the Project (or any part thereof) or any adjacent properties, Tenant shall immediately notify Landlord and the appropriate jurisdictional and governmental agencies.

39.Quiet Enjoyment. If Tenant is not in default under any provision of this Lease, Tenant shall during the Term of this Lease, subject to the terms of this Lease, have the peaceable and quiet enjoyment and possession of the Premises without any manner of hindrance from Landlord or any persons lawfully claiming through Landlord.

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40.Miscellaneous. This Lease contains the entire agreement of Landlord and Tenant and no representations or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of any obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. If any clause of this Lease is illegal, invalid or unenforceable under applicable present or future laws or regulations effective during the Term of this Lease, the remainder of this Lease shall not be affected. In lieu of each clause or provision of this Lease which is illegal, invalid, or unenforceable, there shall be added as a part of this Lease a clause or provision as nearly identical as may be possible and so may be legal, valid and enforceable. This Lease shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Georgia. Neither this Lease, nor any memorandum of this Lease or reference hereto, shall be recorded by Tenant without Landlord’s consent endorsed hereon or thereon.

41.Force Majeure. If a party to this Lease cannot perform any of its obligations due to events beyond the reasonable control of such party, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond the reasonable control of a party to this Lease (“Force Majeure”) include, but are not limited to, acts of God, war, civil commotion or terrorism, labor disputes, strikes, fire, flood or other casualty, shortages, delayed availability, or unavailability of labor or materials (including, without limitation, with respect to shortages, delayed availability, or unavailability of contractors, subcontractors, labor, or materials arising in connection with the occurrence of the Coronavirus (COVID-19) pandemic or any other pandemic or epidemic or circumstances related to the foregoing), government regulations, restrictions, or orders (including, without limitation, governmental regulations, restrictions, or orders limiting, precluding, preventing, regulating, or otherwise affecting the performance and/or completion of obligations under this Lease that are adopted, promulgated, or issued as a result of, or in connection with, the occurrence of the Coronavirus (COVID-19) pandemic or any other pandemic or epidemic or circumstances related to the foregoing), and weather conditions, but exclude financial circumstances. Notwithstanding anything set forth in this Section or elsewhere in this Lease, no event of Force Majeure (or any event deemed to be beyond the control of Tenant) shall be construed to apply to any of the obligations of Tenant set forth in this Lease with respect to the payment of Rent or to permit or allow Tenant to delay or defer any such obligation to make payment of Rent as required pursuant to this Lease.

42.Special Stipulations. In the event any Special Stipulations are attached to this Lease as Exhibit D, the terms thereof shall control in the event of a conflict between the provisions of this Lease and the provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed, under seal, in their respective names and on their behalf by their duly authorized officials, as of the Effective Date.

LANDLORD:

ALBANY ROAD-BRECK EXCHANGE LLC,
a Delaware limited liability company

By:	Albany Road REF III Property Manager LLC,
a Delaware limited liability company,
its Manager

By:	/s/ Christopher J. Knisley
Christopher J. Knisley, President

TENANT:

APPLIED OPTOELECTRONICS, INC.,
a Delaware corporation

By:	/s/ Stefan J. Murry
Printed Name:	Stefan J. Murry
Title:	Senior Vice President and Chief Financial Officer

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RULES AND REGULATIONS

1.Sign Display. Landlord will provide, at Tenant’s expense, signage for the Premises. Such signage will be coordinated throughout the Project for uniformity and attractiveness. No sign, tag, label, picture, advertisement or notice shall be displayed, distributed, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Building or of the Premises without the prior written consent of the Landlord.

2.Drives and Parking Areas. All parking shall be within the property boundaries and within marked parking spaces. There shall be no on-street parking and at no time shall Tenant obstruct drives and loading areas intended for the use of all Tenants. The drives and parking areas are for the joint and non-exclusive use of Landlord’s Tenants, and their agents, customers and invitees, unless specifically marked. Landlord shall have the right to restrict Tenant, its agents, customers, and/or invitees to certain parking areas. Tenant shall not permit any fleet trucks to park overnight in the Building’s parking areas.

3.Storage and Loading Areas. Unless specifically approved by Landlord in writing, no materials, supplies or equipment shall be stored anywhere except inside the Premises. Trash receptacles may not be placed in the service area except by Landlord.

4.Locks. No additional locks shall be placed on the doors of the Premises by Tenant nor shall any existing locks be changed unless Landlord is immediately furnished with two keys for each lock on the entrance doors when Tenant assumes possession, with the understanding that at the termination or expiration of the Term of the Lease the keys shall be returned.

5.Contractors and Service Maintenance. Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service on or to the Premises for Tenant to Landlord for its approval and supervision before performance in the Building, including, but not limited to, installation of electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

6.Lodging. Tenant shall not at any time occupy any part of the Building as sleeping or lodging quarters.

7.Regulation of Operation and Use. Tenant shall not place, install or operate on the Premises or in any part of the Building any engine, stove or machinery, or conduct mechanical operations or cook thereon or therein, or place or use in or about the Premises any explosives, gasoline, kerosene, oil, acids, caustics or any other flammable explosive or hazardous material without the prior written consent of Landlord.

8.Window Coverings. Windows facing the Building exterior shall at all times be wholly clear and uncovered (except for such blinds or curtains or other window coverings Landlord may provide or approve) so that a full unobstructed view of the interior of the Premises may be had from outside the Building.

9.Exterior Installations. Tenant shall not install any radio or television antenna, loudspeaker, or any other device on the roof or exterior walls of the Building.

10.Animals. Tenant shall not allow or keep any animals or pets of any kind on the Premises, except those seeing-eye dogs which are for the direct purposes of aiding and assisting the visually impaired.

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11.Waivers. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant in the Building, but no such waiver by Landlord shall be construed as a general waiver of such Rules and Regulations or of Landlord’s right to enforce such Rules and Regulations against Tenant or any other Tenant in the Building.

12.Additions to Lease. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease or any other lease of premises in the Building.

13.Access to Roof. Neither Tenant nor any employee, contractor or invitee of Tenant shall go upon the roof of the Building without the prior written consent of Landlord.

14.Sales from Premises. Tenant shall not allow a fire or bankruptcy sale or any auction to be held on the Premises or allow the Premises to be used for the sale at retail of merchandise to the general public.

15.Modifications. Landlord shall have the right from time to time to modify, add to or delete any of these Rules and Regulations at Landlord’s sole discretion.

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EXHIBIT A

Floor Plan of the Premises

Suite No.: 150

Rentable Square Feet: 38,897

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EXHIBIT B

Legal Description of Project

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PARCELS 3 & 4

All that tract or parcel of land lying and being in Land Lots 206 and 207 of the 6th District of Gwinnett County, Georgia, and being more particularly described as follows:

Commencing at a point at the intersection of the northeastern right of way of Pleasant Hill Road and the northwestern right of way of Breckinridge; Thence along the northern right of way of Breckinridge Boulevard 2550.7' to a ½ inch rebar found , said point being the TRUE POINT OF BEGINNING; Thence leaving said northern right-of-way North 48 degrees 31 minutes 12 seconds West, a distance of 20.95 feet to a point; Thence North 74 degrees 15 minutes 47 seconds West, a distance of 26.45 feet to a point; Thence South 70 degrees 48 minutes 12 seconds West, a distance of 38.59 feet to a point; Thence North 78 degrees 40 minutes 25 seconds West, a distance of 79.18 feet to a point; Thence North 46 degrees 32 minutes 52 seconds West, a distance of 54.24 feet to a point; Thence North 36 degrees 40 minutes 49 seconds West, a distance of 154.55 feet to a point; Thence North 65 degrees 39 minutes 59 seconds West, a distance of 35.19 feet to a point; Thence North 39 degrees 34 minutes 07 seconds West, a distance of 42.53 feet to a point; Thence North 58 degrees 01 minutes 06 seconds West, a distance of 13.05 feet to a point on the southeasterly right-of-way of Interstate 85 (variable right-of-way); Thence along said right-of-way the following courses and distances: North 08 degrees 46 minutes 48 seconds East a distance of 73.74 feet to a concrete monument found; North 64 degrees 34 minutes 47 seconds East a distance of 175.00 feet to a concrete monument found; North 38 degrees 00 minutes 44 seconds East a distance of 111.94 feet to a concrete monument found; North 64 degrees 55 minutes 47 seconds East a distance of 343.85 feet to a point; North 64 degrees 55 minutes 47 seconds East a distance of 626.19 feet to a concrete monument found; South 25 degrees 51 minutes 08 seconds East a distance of 104.33 feet to a concrete monument found; North 64 degrees 36 minutes 32 seconds East a distance of 14.52 feet to a point; Thence leaving said right-of-way South 06 degrees 46 minutes 21 seconds East a distance of 108.33 feet to a point; Thence South 12 degrees 05 minutes 04 seconds East, a distance of 199.25 feet to a point; Thence South 39 degrees 33 minutes 32 seconds East, a distance of 155.56 feet to a point; Thence South 00 degrees 48 minutes 50 seconds East, a distance of 101.57 feet to a 5/8" rebar found on the northern right-of-way of Breckinridge Boulevard; Thence along said northern right-of-way the following courses and distances: along a curve to the left, an arc length of 596.37 feet, said curve having a radius 1276.94 feet with a chord distance of 590.97 feet, at South 84 degrees 13 minutes 47 seconds West, to a 5/8" rebar found; along a curve to the left, an arc length of 443.76 feet, said curve having a radius 1276.94 feet with a chord distance of 441.53 feet, at South 60 degrees 53 minutes 40 seconds West, to a 1/2" rebar found; Said ½" rebar found being the TRUE POINT OF BEGINNING.

Said tract contains 13.288 Acres and is the same property described as "Parcels 3 and 4" in a commitment for title insurance, prepared for First American Title Insurance Company, Commitment No. NCS-419375-DC72, dated October 27, 2009.

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EXHIBIT C

WORK LETTER

This Work Letter is attached to and made a part of that certain Lease Agreement (the “Lease”) dated of even date herewith, by and between ALBANY ROAD-BRECK CENTER LLC (“Landlord”) and APPLIED OPTOELECTRONICS, INC. (“Tenant”) relating to the lease by Landlord to Tenant of certain Premises designated as Suite 150 and located at 2885 Breckinridge Boulevard, Duluth, Georgia. This Work Letter sets forth the terms and conditions governing the design, permitting and construction of the initial tenant improvements to be installed in the Premises. All defined terms used herein, unless otherwise defined herein, shall have the same meanings given to such terms in the Lease.

1. Landlord’s Work. On or before March 31, 2025 (the “Target Completion Date”), subject to Force Majeure and any Tenant Delay (as hereinafter defined), Landlord shall perform (or cause to be performed by a general contractor selected by Landlord) the work set forth on Schedule 1 hereto (the “Landlord’s Work”). Landlord shall use commercially reasonable efforts to cause Landlord’s Work to be Substantially Completed (as defined herein) on or before the Target Completion Date; provided, however, that Landlord shall have no liability whatsoever to Tenant in the event that Landlord shall fail for any reason whatsoever to cause Landlord’s Work to be Substantially Completed by the Target Completion Date nor shall this Lease become void or voidable in such event. Landlord covenants and represents that Landlord’s Work shall be completed in a good and workmanlike manner and in compliance with all applicable laws, using Building-standard materials and finishes. Landlord’s Work shall be deemed to have been “Substantially Completed” when the Premises are in substantial accordance with the scope of work set forth in Schedule 1 hereto (as reasonably determined by Landlord), even though minor details of construction, decoration, and mechanical adjustments remain to be completed by Landlord. The date as of which Landlord’s Work has been Substantially Completed is referred to herein as the “Substantial Completion Date.” Landlord shall have no obligation to perform any work not shown or described on Schedule 1. Landlord shall complete any punch-list items that remain to be performed by Landlord, if any, within thirty (30) days after the Substantial Completion Date. Tenant shall notify Landlord within thirty (30) days of the Substantial Completion Date of any portion of Landlord’s Work, including punch-list items, that remains incomplete or any manner in which the Premises is not in the condition required pursuant to this Work Letter. Except as identified in any such notice from Tenant to Landlord, Tenant shall have no right to make any claim that Landlord has failed to perform any of Landlord’s Work fully, properly and in accordance with the terms of this Lease or to require Landlord to perform any further Landlord’s Work.

2. Cost of Landlord’s Work. Landlord shall be solely responsible for the costs and expenses incurred in connection with Landlord’s Work, which costs may include, without limitation, costs in connection with engineering and design, as well as construction-related costs and expenses, permitting costs and a construction management fee equal to four percent (4%) of the cost of Landlord’s Work, up to a maximum aggregate amount of Eight Hundred Seventy-Five Thousand One Hundred Eight-Two and 50/100 Dollars ($875,182.50) (“Landlord’s Contribution”). Tenant shall not be entitled to any credit or payment from Landlord for any portion of Landlord's Contribution not expended by Landlord for Landlord’s Work. In no event shall Landlord be required to pay for any Landlord’s Work which exceeds Landlord’s Contribution, and Tenant shall pay to Landlord, promptly upon demand, all costs of Landlord’s Work, if any, as reasonably estimated by Landlord’s contractor, that exceed Landlord’s Contribution (the “Excess Costs”). Tenant shall, if requested by Landlord, execute a work letter confirming such Excess Costs prior to the time Landlord shall be required to commence Landlord’s Work, and Landlord shall have no obligation to commence Landlord’s Work unless and until Tenant shall have paid such Excess Costs to Landlord. In the event that the Excess Costs incurred are greater than the estimate of Landlord’s contractor, then Tenant shall pay to Landlord such difference within ten (10) days after Landlord advises Tenant of such actual cost. In the event that the Excess Costs are less than the estimate of Landlord’s contractor, then Landlord shall refund or credit Tenant with such difference, to the extent actually paid by Tenant, within ten (10) days after Landlord advises Tenant of such actual cost.

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Notwithstanding anything to the contrary contained herein, and in addition to any Excess Costs and any Change Order Costs (as hereinafter defined), Tenant hereby agrees to reimburse Landlord for the cost of Landlord’s Work in the amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00), One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) of which shall be paid by Tenant to Landlord by wire transfer of immediately available funds on or before September 30, 2025, and One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) of which shall be paid by Tenant to Landlord by wire transfer of immediately available funds on or before November 30, 2025.

3. Change Orders. Notwithstanding the foregoing, to the extent that Tenant requests any modifications to Landlord’s Work and such modification is reasonably acceptable to Landlord (a “Change Order”), Tenant shall pay to Landlord, promptly upon demand, all costs of such Change Order (which costs may include a construction management fee), if any, as reasonably estimated by Landlord’s contractor as of the time of Landlord’s approval of any such modifications requested by Tenant (the “Change Order Costs”). Tenant shall, if requested by Landlord, execute a work letter confirming such Change Order Costs prior to the time Landlord shall be required to commence any work related to such Change Order, and Landlord shall have no obligation to commence such work unless and until Tenant shall have paid such Change Order Costs to Landlord. In the event that the actual cost to Landlord of completing any Change Order is greater than the estimate of Landlord’s contractor, Tenant shall pay to Landlord such difference within ten (10) days of Tenant’s receipt of an invoice therefor. In the event that the actual cost to Landlord of completing any Change Order is less than the amount previously paid by Tenant, Tenant shall receive a credit in the amount of such overpayment against the Base Rent next coming due.

4. Tenant Delay. As used herein, a “Tenant Delay” means each day of delay in the performance of Landlord’s Work that occurs (a) because of any change requested by Tenant to Landlord’s Work, (b) because Tenant fails to attend any meeting with Landlord, or any contractor or architect of Landlord, or any of their respective employees or representatives, as may be necessary in connection with the preparation or completion of Landlord’s Work, or (c) because Tenant fails to pay any Excess Costs or Change Order Costs to Landlord as required in accordance herewith within five (5) business days of Landlord’s demand therefor; or (d) because Tenant or any agent, contractor, or employee of Tenant otherwise delays the commencement or completion of Landlord’s Work. In the event that Landlord’s Work shall not be Substantially Completed by Landlord on or before the Target Completion Date as a result of the occurrence of a Tenant Delay, then in such event: (a) for all intents and purposes of this Lease, Landlord’s Work shall be deemed to have been Substantially Completed by Landlord as of the date Landlord shall determine, in the sole and absolute discretion of Landlord, that Landlord would have Substantially Completed Landlord’s Work but for the occurrence of such Tenant Delay; and (b) the Commencement Date shall be the day after the date determined by Landlord to be the date as of which Landlord would have caused Landlord’s Work to have been Substantially Completed but for the occurrence of such Tenant Delay.

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Schedule 1

Scope of the Work

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EXHIBIT D

Special Stipulations

These Special Stipulations are made and entered into contemporaneously with the Lease Agreement described above. In the case of any conflict between the Special Stipulations and the Lease, these Special Stipulations shall control. All terms used herein shall be the same as defined in the Lease.

1.	Due Upon Execution. Upon (i) Landlord’s receipt from Tenant of the total sum required per Section 3(c) of this Lease, (ii) full execution of the Lease by Tenant and Landlord and (iii) Tenant’s receipt of a fully executed copy of this Lease, Tenant shall have the right to occupy the Premises before the Commencement Date for the sole purposes of installing its furniture and telephone and computer systems therein (“Early Occupancy Period”), provided that if Tenant takes such early occupancy, (a) all rules, terms, and conditions of this Lease (except for obligation for Base Rent and Additional Rent during the Early Occupancy Period) shall be in full force and effect, and (b) no work performed by Tenant shall interfere with the performance of Landlord’s Work. During the Early Occupancy Period, Tenant shall cooperate with Landlord in all respects in order to coordinate Tenant’s and Landlord’s activities in the Premises and to minimize any interference by Tenant with Landlord’s completion of any remaining portions of Landlord’s Work.

2.	Conveyance of Furniture. Landlord and Tenant hereby agree that all of Landlord’s right, title and interest in and to the furniture currently located at the Premises (collectively, the “Furniture”), shall be conveyed by Landlord to Tenant in accordance with the Bill of Sale attached to the Lease as Exhibit E for consideration of Two Hundred Thousand and 00/100 Dollars ($200,000) paid by Tenant to Landlord on or before June 30, 2025

3.	Rental Payments. All Rent payments shall be made payable to Albany Road-Breck Exchange LLC. Please write “for Deposit Only” and the account number on the back of the check. All payments should be addressed as follows:

Overnight Mail:	AMERIS BANK
3490 Piedmont Rd. NE
Atlanta, GA 30305

Regular Mail:	P.O. Box 105075
Atlanta, GA 30348

If by wire:	AMERIS BANK
Routing/ABA: XXXXXXX
Checking Account Number: XXXXXXX

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EXHIBIT E

Bill of Sale

This Bill of Sale is made and entered into as of the ____ day of ______________, 2025 by ALBANY ROAD-BRECK EXCHANGE LLC, a Delaware limited liability company (the “Seller”) for the benefit of Applied Optoelectronics, Inc., a Delaware corporation “Buyer”).

Seller hereby sells, assigns, transfers, and delivers unto Buyer, and Buyer hereby purchases, all of Seller’s right, title and interest in and to the furniture currently located at the premises known as Suite 150, containing approximately 38,622 rentable square feet and located at 2885 Breckinridge Boulevard, Duluth, Georgia, which premises have been leased by Buyer, as tenant, from Seller, as landlord, pursuant to that certain lease of even date herewith, including, without limitation, those items listed on Annex A, which Seller shall provide to Buyer within 10 business days of the execution of this Agreement, attached hereto and made a part hereof (the “Furniture”), for a purchase price of Two Hundred Thousand and 00/100 Dollars ($200,000.00), payable by wire transfer of immediately available funds on or before June 30, 2025.

Seller hereby represents and warrants to Buyer that Seller is the absolute owner of the Furniture, that said Furniture is free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell said Furniture and to make this bill of sale.

EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; OR (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE. BY ACCEPTING THIS BILL OF SALE, BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED HEREIN.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed and sealed in its name as of the date first set forth above.

ALBANY ROAD-BRECK EXCHANGE LLC,

a Delaware limited liability company

By:Albany Road REF III Property Manager LLC,

a Delaware limited liability company,

its Manager

By:____________________________

Christopher J. Knisley, President

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Annex A

Schedule of Furniture

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